EXHIBIT 99.1

NEWS RELEASE	**Contact:**
FOR IMMEDIATE RELEASE	New Concept Energy Inc. Gene Bertcher (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Fourth Quarter and Full Year 2015 Results

Dallas (March 30, 2015) – New Concept Energy, Inc. (NYSE MKT: GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported Results of Operations for the fourth quarter ended December 31, 2015. During the three months ended December 31, 2015 the Company reported a net loss of $2,971,000 or ($1.52) per share, compared to a net loss of $124,000 or ($0.22) per share for the same period ended December 31, 2014. Included in the loss for 2015 is a $2,717,000 non-cash charge for impairment of the value of the Company's oil and gas properties.

Revenues: Total revenues were $3.8 million in 2015 and $4.4 million in 2014. Net revenue for our oil and gas operation decreased by $700,000 in 2015 as compared to 2014. The fluctuation was principally due to the price the Company received for its oil in 2015 as compared to 2014. The revenue for the retirement community increased by approximately $100,000 in 2015 compared to 2014 principally due to rate increases.

Operating Expenses: Operating expenses were $7.8 million in 2015 and $5.3 million in 2014.

In 2015 pursuant to the requirements of the "full cost ceiling test" for oil & gas companies we recorded a non-cash charge to operations of $2,717,000 to write down its investment in Ohio and West Virginia. This charge to earnings was caused by the severe drop in the market price of oil all throughout 2015.

Corporate Expenses were $605,000 in 2015 and $823,000 in 2014. The decrease is primarily due to a reduction in legal fees paid in 2015 as compared to 2014.

Interest Income & Expense: Interest Expense was $62,000 in 2015 as compared to $91,000 in 2014. The decrease was due to a reduction in the long term debt owed to the previous owners of the Company's oil and gas operation in West Virginia / Ohio.

Other Income & (Expense): Other income & (expense) was ($32,000) for 2015 as compared to $197,000 in 2014. The balances in 2015 and 2014 are comprised of numerous events.

Bad Debt Expense (Recovery): In 2015 the company recorded a bad debt expense recovery of $1,430,000 with respect to a note receivable that was fully reserved in a prior year

About New Concept Energy, Inc.

New Concept Energy, Inc. is a Dallas-based oil and gas company which owns oil and gas wells and mineral leases in Ohio and in West Virginia. In addition, the Company leases and operates a retirement center in King City, Oregon. For more information, visit the Company's website at www.newconceptenergy.com.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (800) 400-6407
info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(amounts in thousands, except per share data)

	Year Ended December 31,		
	2015	2014	2013
Revenue			
Oil and gas operations, net of royalties	$ 820	$ 1,489	$ 1,477
Real estate operations	2,997	2,874	2,745
	3,817	4,363	4,222
Operating expenses			
Oil and gas operations	1,800	1,853	1,867
Real estate operations	1,685	1,616	1,555
Lease expense	980	961	942
Corporate general and administrative	605	823	500
Impairment of natural gas and oil properties	2,717	-	200
	7,787	5,253	5,064
Operating earnings (loss)	(3,970)	(890)	(842)
Other income (expense)			
Interest income	12	5	9
Interest expense	(62)	(91)	(114)
Bad debt expense (recovery) - note receivable	1,430	-	1,562
Other income (expense), net	(32)	197	(189)
	1,348	111	1,268
Earnings (loss) from continuing operations	(2,622)	(779)	426
Net income (loss) applicable to common shares	$ (2,622)	$ (779)	$ 426
Net income (loss) per common share-basic and diluted	$ (1.35)	$ (0.40)	$ 0.22
Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31,	
	2015	2014
Assets		
Current assets		
Cash and cash equivalents	$ 473	$ 300
Accounts receivable from oil and gas sales	141	216
Other current assets	37	182
Total current assets	651	698
Oil and natural gas properties (full cost accounting method)		
Proved developed and undeveloped oil and gas properties, net of depletion	5,914	8,809
Property and equipment, net of depreciation		
Land, buildings and equipment - oil and gas operations	803	1,476
Other	134	162
Total property and equipment	937	1,638
Other assets (including $126,000 and $122,000 in 2015 and 2014 due from related parties)	1,373	1,129
Total assets	$ 8,875	$ 12,274

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(amounts in thousands, except share amounts)

	December 31,			
	2015		2014	
Liabilities and stockholders' equity				
Current liabilities				
Accounts payable - trade (including$168 and $494 in 2015 and 2014 due to related parties)	$	241	$	673
Accrued expenses		151		229
Current portion of long term debt		831		881
Total current liabilities		1,223		1,783
Long-term debt				
Notes payable less current portion		1,211		1,428
Asset retirement obligation		2,770		2,770
Total liabilities		5,204		5,981
Stockholders' equity				
Series B convertible preferred stock, $10 par value, liquidation value of $100 authorized 100 shares, issued and outstanding one share		1		1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 1,946,935 shares at December 31, 2015 and 2014		20		20
Additional paid-in capital		58,838		58,838
Accumulated deficit		(55,188)		(52,566)
		3,671		6,293
Total liabilities & stockholders' equity	$	8,875	$	12,274